THE SHARPER IMAGE®
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE
February 7, 2008

SHARPER IMAGE REPORTS JANUARY SALES

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of January, the fourth quarter and the fiscal year ending January 31, 2008.

For the month ended January 31, 2008:

     Comparable store sales decreased 11 percent. Total store sales were $15.3 million compared to $17.8 million, a decrease of 14 percent. Total company sales were $22.2 million compared to $28.7 million, a decrease of 23 percent.

For the fourth quarter ended January 31, 2008:

     Comparable store sales decreased ten percent. Total store sales were $118.1 million compared to $134.7 million, a decrease of 12 percent. Total company sales were $164.1 million compared to $195.2 million, a decrease of 16 percent.

For the fiscal year ended January 31, 2008:

     Comparable store sales decreased 13 percent. Total store sales were $265.6 million compared to $311.2 million, a decrease of 15 percent. Total company sales were $374.9 million compared to $506.7 million, a decrease of 26 percent.

About Sharper Image

     The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. The Company's principal selling channels include 183 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Web site, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company's current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about the Company's future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company's actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 under “Risk Factors”. These risks include, among other factors, the success of its new business strategy, its ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, the success of its advertising efforts, changes in business and economic conditions, risks associated with its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Investors: Tersh Barber VP, Finance 415-445-6274